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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE


                            LETTER TO SHAREHOLDERS


October 25, 2000

To the Shareholders of American Technology Corporation:

This letter is a direct communication from the Chairman/CEO and the President of American Technology Corporation (NASDAQ: ATCO). The purpose of this letter is to provide Shareholders with an update on ATC's business strategy and schedules, and to summarize developments at the company since our annual shareholder meeting in April.

HSS(TM)
-------

HSS is our main corporate focus and is ready for certain target markets. The design of our first generation electronics hardware package using DSP (digital signal processing) techniques is now complete and being delivered in limited numbers to licensees and other interested customers. The proprietary ultrasonic emitter is fully functioning. This is the component that is similar in appearance to a thin speaker and actually transmits the incredibly focused beam of ultrasound to create audible sound in air. The first of these have been delivered to OEM customers Bath Iron Works, SOUNDideas, and to certain other prospective licensees. These evaluation samples have performed very well and by year-end we expect to have built and delivered approximately 50 fully functional developers' kits to major consumer and commercial electronics companies. We expect significant licensing and sales activity to follow this rollout. In anticipation of requirements in 2001, we are working with three manufacturers who will provide parts for our customers to use in their various mass-produced systems.

Our HSS revenue will be generated from sales of the emitters, sales of electronics packages, and from licenses to manufacture devices that incorporate our patented modulation methods and other proprietary intellectual property. Our present strategy is to use outside contract manufacturing sources exclusively so as not to acquire the burden of infrastructure that production facilities would entail. We expect to have the capability of producing complete HSS solutions at the same time applications are being developed and tested by our customers. Following this plan we believe the time to actual revenue will be minimized, and in the case of "box-stock" standard systems it can be immediate.

At this time we are aware of no significant threats to our domination of this new market. Statements from academia and industry regarding parametric speakers indicate that we are ahead of others' development efforts. We believe our issued and pending patents are broad in scope and provide us with a powerful intellectual property base that will serve us for the foreseeable future. In December we will publish the details regarding many of our patented and patent-pending transduction methods. In so doing we hope to clear up any misunderstanding about the methods we are using.
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Stratified Field(TM) Technology (SFT(TM)) and PureBass(TM)
----------------------------------------------------------

Thomson multimedia is continuing the development of speakers using our Stratified Field technology. THOMSON is #2 in the United States audio market and sells products worldwide under brand names including RCA, GE, THOMSON, SABA, and Telefunken. We expect Thomson to make announcements about products using Stratified Field technology scheduled to be marketed in early 2001.

JAMO is in the final stages of their evaluation process per our Letter of Intent. We continue to work with them on their proposed integration of SFT into their consumer audio products. Jamo markets a line of high-end surround sound, home theater, and multimedia speakers in more than 80 countries worldwide.

HST Inc., a new licensee announced in September, is also working toward implementing their composite materials skills in the production of Stratified Field thin speakers and PureBass low-frequency subwoofers for themselves and other prospective licensees.

SFT samples are under evaluation by other potential customers including government entities. Based on our current information and discussions with these companies and entities, we expect to close additional royalty-bearing agreements. We consider expenditures made to capture and nurture Stratified Field and PureBass licensees to be an important long-term investment. The market for these technologies continues to grow. The Consumer Electronics Association
(CEA) estimated that 1999 sales for home theater systems approached $2 billion in the United States alone. This is expected to be one of the principal consumer applications for both SFT and PureBass technologies.

Planar Magnetic(TM) Technology
------------------------------

At our shareholder meeting in April, we unveiled a new small thin speaker technology that achieved levels of sound pressure and fidelity previously unavailable in a thickness down to 3 millimeters (1/8 inch) or less. This transducer has undergone complete testing, patent documents have been filed, and multiple samples have been shipped to prospective licensees for use in specific markets. We expect to announce developments regarding this technology before the end of the year that are expected to lead to the significant deployment of this technology in 2001.

Retail Products Division
------------------------

The retail products division of ATC, whose product line includes FM Sounds(TM) brand radios and other consumer electronics, booked (unaudited) sales of greater than 1.3 million dollars in the fiscal year that ended September 30. This is an increase of approximately 60% over the previous fiscal year. FM Sounds radios and other items are available through general merchandise retailers as well as many stores and catalogs specializing in sporting goods and consumer electronics.

While we will continue to focus on our audio technologies and our portfolio of intellectual property, we will work to continue growing
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our retail products division with unique new products that fit the sales channels established over the last three years.

Facilities and Operations
-------------------------

Over the past three months we have added approximately 3,500 square feet to our corporate headquarters. We have improved our model-making capabilities, enlarged our technology research center and most importantly, added space for ongoing HSS testing and applications research.

While the company has undergone management changes as announced previously, the core of our technical staff remains unchanged. We are proud of our expertise in advanced materials, signal processing, physics, and mechanical, electrical, and audio engineering. We look forward to our research and marketing efforts yielding products that will be seen and heard by consumers throughout the world in 2001.

Sincerely,

Elwood G. Norris    Terry Conrad
Chairman & CEO      President


About American Technology Corporation

American Technology is shaping the future of sound by developing and licensing its patented and patents-pending technology portfolio which includes: the award-winning HSS(TM) (HyperSonic(TM) Sound Technology); SFT(TM) (Stratified Field(TM) Technology); PMT(TM) (Planar Magnetic(TM) Technology); MFW(TM) (Magnified Force(TM) Woofer); PureBass(TM) Sub-Woofer Technology; and FM Sounds(TM) consumer radio products. For more information on the Company and its technologies and products visit our web site at www.atcsd.com.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements relating to future performance, sales, and product development that may impact on future results and the future viability of the company. Actual results could be affected or differ materially from those projected in the forward-looking statements as a result of risk factors such as: future products and results; technological shifts; competition; changes in retail distribution; general economic conditions in the markets in which the company operates; the ability of the company, its customers, and suppliers to solve latent Year 2000 compliance issues; pricing pressures; and the uncertainty of market acceptance of new products by distributors and customers.

                                     # # #

FOR FURTHER INFORMATION CONTACT:

Robert Putnam
(858) 679-3168
robert@atcsd.com